Exhibit 5.1

May 8, 2024

SouthState Corporation

1101 First Street South

Winter Haven, Florida 33880

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President and Deputy General Counsel of SouthState Corporation, a South Carolina corporation (the “Corporation”). A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the U.S. Securities and Exchange Commission (the “Commission”) by the Corporation related to the registration under the Securities Act of 1933, as amended (the “Securities Act”) covering the offering of an additional 1,750,000 shares of the Corporation’s common stock, par value $2.50 per share (the “Shares”), that may be offered pursuant to the SouthState Corporation Amended and Restated 2020 Omnibus Incentive Plan (the “Plan”), which are securities of the same class and relate to the same employee benefit plan as those shares registered on the Corporation’s registration statement on Form S-8 previously filed with the Commission on October 30, 2020 (Registration No. 333-249759) (the “Initial S-8”). The total number of Shares available for future issuance under the Plan is 1,750,000, plus 701,634 shares of common stock which were previously reserved for issuance under the 2020 Omnibus Incentive Plan and were registered on the Initial S-8. This opinion is delivered in accordance with the requirements of Item 60l(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents.

Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and nonassessable.

This opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

The foregoing opinion is based on and limited to the laws of the State of South Carolina and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

V. Nicole Comer
Senior Vice President, Deputy General Counsel